Exhibit 99.1
For Release            Immediate


Contacts               (News Media) Tony Zehnder, EVP, Corporate Communications
                       312.396.7086
                       (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893

            Dubes joins Conseco as President, Conseco Insurance Group

Carmel, Ind., June 20, 2005 - Conseco, Inc. (NYSE:CNO) today announced that Michael J. Dubes has been named President of Conseco Insurance Group (CIG), reporting to Conseco's President and CEO William Kirsch.

"I am delighted to welcome Mike to Conseco as the president of CIG," Kirsch said. "Mike is a first-class individual and a proven leader with excellent credentials in the independent insurance channel. Mike's extensive industry experience and strong record of accomplishments will allow him to play a significant role in implementing our strategy for building Conseco into a premier insurance company serving Middle America. He is well known by the management team and thus will be able to make an immediate, meaningful impact."

"I am very excited about joining the Conseco leadership team," Dubes said. "Conseco has a tremendous future, and I am enthusiastic about the opportunity to contribute to fulfilling the company's mission."

As president of CIG, Dubes will have responsibility for building sales and growing the independent distribution channel, coordinating new product offerings, improving organizational processes and maximizing the insurance group's strategy in line with the overall Conseco strategy. Prior to Conseco, Dubes was with ReliaStar Financial, where, among other accomplishments, he served as president and chief executive officer of Northern Life and the Individual Insurance Group.

Dubes holds a Bachelor of Science degree from Iowa State University, an MS degree in financial services from American College and is a graduate of the AMP program from Harvard University. He is a Chartered Life Underwriter, a Chartered Financial Consultant and a LIMRA Leadership Institute Fellow. Dubes has served on the board of LIMRA International, the Board of Governors of the Iowa State University Foundation, various committees for Beta Theta Pi, is a member of Rotary International and has won numerous industry awards.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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